Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Seneca Foods Corporation

Marion, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 2 to the Registration Statement No. 333-160358 of our reports dated June 10, 2009, relating to the consolidated financial statements, the effectiveness of Seneca Foods Corporation’s internal control over financial reporting, and schedule of Seneca Foods Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2009.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Milwaukee, Wisconsin

July 8, 2009